Exhibit 4.1

THIRD AMENDMENT TO THE RIGHTS AGREEMENT

This THIRD AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of July 24, 2013, between BMC Software, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). Except as otherwise provided herein, all capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed thereto in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of May 12, 2012, as amended on May 4, 2013 and May 10, 2013 (as amended, the “Rights Agreement”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of May 6, 2013, by and among Boxer Parent Company Inc. (“Parent”), Boxer Merger Sub Inc. (“Merger Sub”) and the Company (as amended or supplemented from time to time, the “Merger Agreement”);

WHEREAS, Parent, the Company and Elliott Associates, L.P. (“Elliott Associates”) and Elliott International, L.P. entered into a Voting Agreement, dated as of May 4, 2013;

WHEREAS, the Company, Parent and Merger Sub have determined to amend the Merger Agreement (such amendment, the “Merger Agreement Amendment”) in connection with the Company’s consent, which consent is conditioned upon the execution of the Merger Agreement Amendment, to permit Elliott Associates to directly or indirectly acquire shares of stock in Parent, prior to the Effective Time (as defined in the Merger Agreement), pursuant to the terms of the Merger Agreement Amendment and certain related agreements specifically referred to in this Amendment, including a Specified Guarantor Agreement (as defined below);

WHEREAS, pursuant to Section 27 of the Rights Agreement, at any time prior to the time at which any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent;

WHEREAS, the Board of Directors desires to amend the Rights Agreement to exempt Parent, Merger Sub, any of the Guarantors (as defined in the Merger Agreement) and Elliott Associates from the definition of “Acquiring Person” as set forth in the Rights Agreement so as to render the Rights Agreement inapplicable to Parent, Merger Sub, any of the Guarantors and Elliott Associates as a result of the execution of the Merger Agreement Amendment, the Equity Commitment Letters (as defined in the Merger Agreement Amendment), the Limited Guarantees (as defined in the Merger Agreement Amendment) or any Specified Guarantor Agreement, and the consummation of the transactions contemplated by the Merger Agreement (as amended by the Merger Agreement Amendment), the Equity Commitment Letters, the Limited Guarantees or any Specified Guarantor Agreement, in each case on the terms set forth therein;

WHEREAS, no person has yet become an Acquiring Person and, subject to and in accordance with the terms of this Amendment, the Company has directed and the Rights Agent has agreed to amend the Rights Agreement in certain respects, as more particularly set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree to modify the Rights Agreement as set forth below.

1. Amendment to Section 1.

1.1 Section 1 of the Rights Agreement is hereby amended and supplemented to include the following definitions in the appropriate location, which shall read as follows:

“Equity Commitment Letters” has the meaning set forth in the Merger Agreement Amendment.

“Specified Guarantor Agreement” means one or more agreements solely among Parent, Merger Sub, the Guarantors (as defined by the Merger Agreement) and their respective Affiliates (as defined by the Merger Agreement) providing for arrangements with respect to the consummation of the transactions contemplated by the Merger Agreement and the Equity Commitment Letters, arrangements with respect to Parent and the Company following consummation of the Merger (as defined by the Merger Agreement), and/or obligations under the Limited Guarantees, and not providing for (x) any rights to acquire Beneficial Ownership of Common Shares or coordination of activities with respect to any acquisition of Beneficial Ownership of Common Shares following termination of the Merger Agreement or (y) activities with respect to any acquisition of Beneficial Ownership of Common Shares prior to the termination of the Merger Agreement other than in connection with the transactions contemplated by the Merger Agreement, the Equity Commitment Letters and the Limited Guarantees (it being understood, however, that a Specified Guarantor Agreement may contain restrictions on those activities referred to in clause (y)).

“Limited Guarantees” has the meaning set forth in the Merger Agreement Amendment.

“Elliott Associates” shall mean Elliott Associates, L.P.

“Merger Agreement Amendment” shall mean Amendment No. 1, dated as of July 24, 2013, to the Merger Agreement.

2. Addition of New Section 36.

2.1 The Rights Agreement is hereby amended and supplemented to add the following new section as follows:

“Section 36. Exception For Merger Agreement Amendment. Notwithstanding any provision of this Agreement to the contrary, as long as the Merger Agreement is not validly terminated (or, in the case of any Specified Guarantor Agreement, as long as such Specified Guarantor Agreement is not validly terminated or expired, but only for so long as any such Specified Guarantor Agreement remains a Specified Guarantor Agreement as defined herein), neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred, none of Boxer Parent Company Inc. or Boxer Merger Sub Inc. or any of their Affiliates or Associates, nor any of the Guarantors (as defined in the Merger Agreement) or any of their Affiliates or Associates nor Elliott Associates, L.P. or Elliott International, L.P. or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, none of the Rights shall become exercisable and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any adjustments or rights pursuant to, any of Sections 3, 7, 11 or 13 of this Agreement, in any such case by reason of the approval, execution or delivery of (a) the Merger Agreement or the Merger Agreement Amendment or the consummation of any of the transactions contemplated by the Merger Agreement (as amended by the Merger Agreement Amendment) or (b) the Equity Commitment Letters, the Limited Guarantees, any Specified Guarantor Agreement or the consummation of any of the transactions contemplated thereby. Nothing in this Rights Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Rights Agreement by virtue of the approval, execution, delivery or performance of (x) the Merger Agreement (as amended by the Amendment) or the consummation of any of the transactions contemplated by the Merger Agreement (as amended by the Merger Agreement Amendment) or (y) the Equity Commitment Letters, the Limited Guarantees, any Specified Guarantor Agreement or the consummation of any of the transactions contemplated thereby.”

3. Effective Time of this Amendment

This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

4. Confirmation of the Rights Agreement

Except as amended or modified hereby, all terms, covenants and conditions of the Rights Agreement as heretofore in effect shall remain in full force and effect and are hereby ratified and confirmed in all respects.

5. Governing Law

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. Counterparts

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		BMC Software, Inc.

By:	/s/ Mary A. Hayes	By:	/s/ Robert E. Beauchamp
	Name: Mary A. Hayes		Name: Robert E. Beauchamp
	Title: Corporate Governance		Title: Chairman of the Board,
	Manager		President and Chief
Executive Officer

Attest:		COMPUTERSHARE TRUST
COMPANY, N.A.
as Rights Agent

By:	/s/ Colleen Shea-Kating	By:	/s/ Dennis J. Moccip
Name:	Colleen Shea-Kating		Name: Dennis J. Moccip
Title:	Contract Consultant		Title: Manager, Contract Administration